PRINCIPAL FUNDS, INC.
PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
INTERFUND LENDING AGREEMENT
This Interfund Lending Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated effective as of July 13, 2026 (the “Effective Date”), is by and among the series listed for Principal Funds, Inc. and Principal Variable Contracts Funds, Inc. on Schedule A or Schedule B hereto (collectively, the “Funds,” and each portfolio series of a Fund shall be referred to herein as a “Fund” and collectively as the “Funds”) and Principal Global Investors, LLC (the “Adviser”).
WHEREAS, the Funds and the Adviser have received an exemptive order (the “Order”) dated October 25, 2011 from the U.S. Securities and Exchange Commission permitting the Funds to participate in a joint lending and borrowing facility (the “Lending Facility”);
WHEREAS, the Funds listed on Schedule A hereto (as amended from time to time) are permitted to borrow cash in accordance with the terms and conditions of the Order to satisfy redemption requests, to cover unanticipated cash shortfalls such as a Sales Fail (defined below), or for other temporary purposes (each such borrowing Fund is hereinafter referred to as a “Borrower”);
WHEREAS, the Funds listed on Schedule B hereto (as amended from time to time) are permitted to lend cash to one or more Borrowers from time to time on the terms set forth below and in accordance with the terms and conditions of the Order (each such lending Fund is hereinafter referred to as a “Lender”);
NOW THEREFORE, the parties hereto agree as follows:
1.Definitions. As used herein, the following terms shall have meanings assigned to them below:
•“1940 Act” means the Investment Company Act of 1940, as amended.
•“Bank Loan Rate” for any day means the rate calculated by the Credit Facility Team according to a formula established by the Board of Directors of each Fund intended to approximate the lowest interest rate at which bank short-term loans would be available to a Borrower.
•“Borrowing Instructions” has the meaning specified in Section 3.1.1 hereof.
•“Business Day” means a day on which the New York Stock Exchange is open for the purpose of transacting business.
•“Credit Arrangements” means the credit arrangements that a Fund may have for borrowing for temporary or emergency purposes, including borrowings from banks and other institutional lenders.
•“Credit Facility Team” means one or more investment, administrative, and fund accounting personnel from the Advisor, a Money Market fund portfolio manager from Principal Global Investors, LLC, and a representative of corporate treasury of Principal Life Insurance Company who are responsible for administering the Interfund Lending Facility.
•“Interest Rate” means, for each date on which interest accrues hereunder, the average of (i) the Repo Rate and (ii) the Bank Loan Rate.
•“Joint Trade Account” means, the account administered by the Adviser (pursuant to an exemptive order issued by the SEC) by which the Adviser administers an account in which Funds may deposit uninvested cash balances for the purpose of investing such balances in short-term instruments to the extent consistent with each participating Fund’s investment objectives, policies and restrictions.

•“Lending Instructions” has the meaning specified in Section 3.1.1 hereof.
•“Loan” has the meaning specified in Section 2 hereof.
•“Loan Account” has the meaning specified in Section 3.5 hereof.
•“Maximum Amount” has the meaning specified in Section 2 hereof.
•“Obligations” means all of the obligations (whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising) of a Borrower to a Lender hereunder.
•“Outstanding Secured Borrowing” means any loan made to a Fund either under this Agreement or under any other agreement that is secured by assets of the Fund.
•“Prospectus” means with respect to each Borrower the prospectus required to be delivered by the Borrower to offerees of its securities pursuant to the Securities Act of 1933, as amended.
•“Repo Rate” on any day means the highest rate available to a Lender, directly or through the Funds’ Joint Trade Account, from investment in overnight repurchase agreements.
•“Sales Fail” in connection with the attempted sale of a security means the cash shortfall resulting from circumstances beyond the seller’s control, such as the delay in the delivery of cash to the seller’s custodian or improper delivery instructions by the broker effecting the transaction.
•“SEC” means the United States Securities and Exchange Commission.
•“Secured Loan” has the meaning specified in Section 2(e) hereof.
•“Security Agreement” has the meaning specified in Section 3.11(d) hereof.
•“Statement of Additional Information” means with respect to each Borrower the Statement of Additional Information which must be provided by the Borrower to recipients of its Prospectus upon request pursuant to rules and regulations adopted by the SEC.
•“Unsecured Loan” means any Loan other than a Secured Loan.
2.Lending Facility. Subject to the terms and conditions of this Agreement, each Lender may from time to time in its discretion loan its available cash to any Borrower (a “Loan”). Each Loan shall be made for a term no longer than the least of (a) the maximum term on any outstanding loan or advance to the Borrower under its Credit Arrangements; (b) the number of days required for the Borrower to receive payment for securities sold at or prior to the time the Loan is made in an amount sufficient to repay the Loan; or (c) seven (7) days. The maximum principal amount of all Loans outstanding with respect to any Borrower at any time shall not exceed the Maximum Amount the Borrower is permitted to borrow at such time under:
(a)applicable laws and regulations;
(b)the provisions of Section 5.2 hereof;
(c)agreements with federal, state, local or foreign governmental authorities or regulators applicable to the Borrower or limitations specified in the Order applicable to the Borrower’s borrowing and pledging activities, all as amended and in effect from time to time;
(d)limitations on borrowing adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere, as amended and in effect from time to time; and
(e)in the case of Loans for which the Borrower is required to provide collateral pursuant to Section 3.11 hereof (“Secured Loans”), any limitations specified in the Security Agreement (as defined below) and any limitations on the pledging of assets adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere.
As used herein, the term “Maximum Amount” means the maximum amount that the Borrower is permitted to borrow in accordance with the provisions of the preceding sentence.

3.Loan Requirements.
3.1    Procedural Requirements. All loans shall be requested and funded in accordance with the procedures set forth herein and such other procedures as may be approved and adopted from time to time by the Board of Directors of the applicable Fund (the “Interfund Lending Procedures”), including a majority of the directors who are not “interested persons” as that term is used in Section 2(a)(19) of the 1940 Act.
3.1.1    Borrowing and Lending Instructions. The portfolio managers for each participating Fund shall provide the Credit Facility Team with standing instructions as to their desire to have the Fund act as a Lender when such Fund has uninvested cash balances (“Lending Instructions”). The portfolio managers for each participating Fund shall provide the Credit Facility Team with standing instructions as their desire to participate as a Borrower should the borrowing need arise (“Borrowing Instructions”). The respective portfolio managers may revoke or change Lending Instructions and Borrowing Instructions with respect to a Fund by notifying the Credit Facility Team.
3.1.2    Allocation Procedures. On each Business Day, the Credit Facility Team shall seek to collect data on the uninvested cash of Funds listed on Schedule B. The Credit Facility Team will seek to match the amount and term of the Fund’s borrowing needs with the cash available from the Funds that have provided Lending Instructions in accordance with allocation and administrative procedures established by the Board of Directors. The Credit Facility Team shall allocate the borrowing demand and lending needs among the Funds on what the Credit Facility Team deems to be an equitable basis and in accordance with the Interfund Lending Procedures. The Credit Facility Team shall not solicit cash for Loans from any Funds or publish or disseminate the amount of any current borrowing demand to the Funds’ portfolio managers.
No Loan may be made unless the Interest Rate is more favorable for the Lender than the Repo Rate and more favorable for the Borrower than the Bank Loan Rate.
3.1.3    Funding the Loans. If a Loan has been allocated to a Lender and Borrower pursuant to Section 3.1.2 hereof, and the Loan is otherwise in compliance with the requirements set forth in the Order, the Lender shall make such Loan to the Borrower. The proceeds of each Loan made by the Lender to the Borrower shall be wired (or transferred if Borrower and Lender have the same custodian) at the Borrower’s expense in accordance with the wiring instructions for each Fund, as in effect from time to time, to an account maintained on the Borrower’s behalf by its custodian.
3.1.4    Obligations Arising from Loan. Each Loan made by the Lender to Borrower shall:
(a)obligate the Borrower to borrow the principal amount of the Loan at the Interest Rate applicable thereto for the term thereof solely for use by the Borrower;
(b)constitute a representation and warranty by the Borrower to the Lender that
(i)the Loan requested thereby
(A)is permitted under the Borrower’s most recent Prospectus and Statement of Additional Information,
(B)is in accordance with the requirements of the Order applicable to the Borrower,
(C)will not, when made, cause the aggregate indebtedness of the Borrower to exceed the Maximum Amount then in effect, and
(D)will be used by the Borrower only in accordance with Section 3.7 hereof; and

(ii)all of the representations and warranties of the Borrower contained in Section 4 hereof are true and correct as of the date of such Loan as though made on and as of such date; and
(iii)all material facts about the Borrower’s intended participation in the Lending Facility are fully disclosed in the Borrower’s Prospectus or Statement of Additional Information; and
(c)constitute a representation and warranty by the Lender to the Borrower that the Loan thereby
(i)is permitted under the Lender’s most recent Prospectus and Statement of Additional Information;
(ii)is in accordance with the requirements of the Order applicable to the Lender; and
(iii)all materials facts about the Lender’s intended participation in the Lending Facility are fully disclosed in the Lender’s Prospectus or Statement of Additional Information.
3.2    Repayment of Loans. The principal amount of each Loan shall be repaid by the Borrower from the assets of the Borrower on the earlier of one (1) Business Day after demand by the Lender or the expiration of the term of the Loan.
3.3    Interest. The outstanding principal amount of each Loan shall bear interest until maturity at the Interest Rate. If a Borrowing Fund has other outstanding bank borrowings, the Interest Rate will be at an interest rate equal to or lower than the interest rate of any outstanding bank loans. Interest accrued on each Loan shall be paid by the Borrower upon the earlier of (a) mutually agreed times, or (b) the maturity of such Loan. Amounts overdue hereunder (including, without limitation, overdue principal, and, to the extent permitted by law, overdue interest, fees, charges and expenses) shall bear interest until paid at an annual rate equal to the sum of (i) the Interest Rate applicable to such Loan prior to its maturity and (ii) one and a half percent (1.5%).
3.4    Prepayments. Loans may be prepaid in whole or in part prior to the date on which such Loan is due and payable without premium or penalty. The Borrower will not make or permit any payment or prepayment of any Loans owing by Borrower unless Borrower concurrently makes a pro-rata payment or prepayment of all loans owing by Borrower through the Lending Facility.
3.5    Loan Records Accounts. Promptly after a Loan has been made, the Credit Facility Team shall note on its records for the Borrower and Lender, confirming (a) the principal amount of such Loan, (b) the Interest Rate applicable thereto and (c) the maturity thereof. The Credit Facility Team will maintain a separate account on its books for each Lender and Borrower (a “Loan Account”) on which will be recorded, in accordance with the Adviser’s customary accounting practice, (a) all Loans made by a Lender to a Borrower, (b) all payments of such Loans made to a Lender, and (c) all other charges and expenses properly chargeable to the Borrower. The debit balance of each Fund’s Loan Account shall reflect the amount of the Borrower’s indebtedness from time to time to the Lenders hereunder. Any written statement maintained by the Credit Facility Team regarding the Loan shall, in the absence of manifest error, constitute conclusive evidence of the indebtedness of the Borrower to the Lender as of the date of such statement, provided, however, that the failure of the Credit Facility Team to make such statement shall not impair the validity or binding nature of the Borrower’s Obligations with respect to such Loan.

3.6    Computations. All computations hereunder shall be computed on the basis of the actual number of days elapsed and a 360-day year.
3.7    Use of Proceeds. The proceeds of each Loan made hereunder with respect to any Fund shall be used only by such Fund in accordance with its Prospectus and Statement of Additional Information for temporary purposes to satisfy redemption requests, to cover unanticipated cash shortfalls such as a Sales Fail, or for other temporary purposes as permitted by the Interfund Lending Procedures.
3.8    Discretionary Facility. It is acknowledged and agreed by each Borrower that each Lender has no obligation to make any Loan hereunder unless it has issued Lending Instructions, and that the decision whether or not to issue Lending Instructions under this Agreement is within the sole and exclusive discretion of each Lender. It is acknowledged and agreed by each Lender that no Borrower is obligated to borrow money hereunder unless it has issued Borrowing Instructions.
3.9    Termination of Participation in the Lending Facility. Each Lender and each Borrower may terminate its participation in this Agreement at any time by written notice to the Credit Facility Team; provided that on or before the date of any termination the relevant Lender or Borrower has no Loans outstanding. The Adviser may at any time by delivery of a revised Schedule A or Schedule B, as applicable, to the Credit Facility Team add additional Funds that are eligible to rely on the Order as parties to this Agreement, whereupon those additional Funds shall be treated for all purposes as a Borrower and as a Lender, as applicable.
3.10    Recourse to Assets. Loans made to any Borrower shall be repaid solely from the assets of such Borrower, and a Lender shall have no right of recourse or offset against the assets of any other Fund with respect to such Loans or any default in respect thereto. Each Lender’s liability under this Agreement with respect to a Loan shall be solely limited to the Lender’s assets and each Borrower hereby waives any and all rights it may have against any other Funds with respect to such Loan or any default by Lender with respect thereto.
3.11    Collateral Security for Loans.
(a)As a condition precedent to making any Loan to any Borrower or continuing any Loan made to any Borrower, the Borrower covenants and agrees that in the event that (i) the Borrower’s outstanding borrowings from all sources immediately after the Loan would exceed 10% of its total assets, (ii) the Borrower’s outstanding borrowings from all sources exceed 10% of the Borrower’s total assets for any reason (such as a decline in net asset value or because of shareholder redemptions), or (iii) the Borrower has Outstanding Secured Borrowings, within one (1) Business Day (except as required by Section 3.11(b) below), the Borrower will
(i)repay all its outstanding Loans;
(ii)reduce its outstanding indebtedness to 10% or less of its total assets; or secure each outstanding Loan by the pledge of segregated collateral for such Loan and by transfer of such collateral into a segregated account in the name of the Lender or the entering into, by the Borrower, the Lender and the Borrower’s custodian, of a control agreement satisfactory to the Lender. The minimum market value of the stock and other portfolio securities of the Borrower required to be pledged as collateral to the Lender hereunder with respect to any Secured Loan shall be determined by the Lender in its discretion but, in all cases, will have a market value at least equal to 102% of the outstanding principal value of the loan.

Until each Loan that is outstanding at any time that a Borrower’s outstanding borrowings exceed 10% of its assets is repaid or the Borrower’s outstanding borrowings cease to exceed 10% of its total assets, the Borrower shall mark the value of the collateral to market each day and will pledge and transfer to a segregated account in the name of the Lender such additional collateral as is necessary to maintain the market value of the collateral that secures each outstanding Loan at least equal to 102% of the outstanding principal value of the Loan. Subject to Sections 3.11(b) and (c) hereof, once a Borrower’s outstanding borrowings cease to exceed 10% of its total assets, segregated collateral will no longer be required.
(b)Any Loan to a Borrower with Outstanding Secured Borrowings (i) will be at an interest rate equal to or lower than that of any outstanding bank loan, (ii) will be secured at least on an equal priority basis with at least an equivalent percentage of collateral to loan value as any outstanding bank loan that requires collateral, and (iii) will have a maturity no longer than any outstanding bank loan (and in any event not more than seven (7) days).
(c)Notwithstanding Sections 3.11(a) and (b), if any other lender to a Borrower imposes conditions with respect to the quality of or access to collateral securing a borrowing, the Borrower’s collateral for any Loan will be subject to the same conditions (if the other lender is another Fund) or the same or better conditions (in any other circumstance).
(d)Each pledge of collateral required pursuant to this Section 3.11 shall be made in accordance with and subject to the terms and conditions set forth in the collateral security agreement dated as of the Effective Date and signed by each Fund, substantially in the form set forth in Schedule C hereto (the “Security Agreement”).
(e)If requested by the Lender, the Borrower agrees to enter into, and use reasonable efforts to cause its custodian to enter into, a control agreement with the Lender on terms satisfactory to the Lender.
3.12    Records and Reports. Each Fund will maintain and preserve for a period of not less than six years from the end of the fiscal year in which any transaction under this Agreement has occurred, the first two years in an easily accessible place, written records of all Loans to which it was a party setting forth: (i) a description of the terms of the transaction, including the amount, the maturity, and the rate of interest on the Loan, (ii) the rate of interest available at the time on short-term repurchase agreements and commercial bank borrowings, and (iii) a quarterly report of the Credit Facility Team to the applicable Board of Directors and the other information presented to the applicable Board of Directors related to their review of the Lending Facility. On a quarterly basis, the Credit Facility Team will prepare a report for the applicable Board of Directors (i) concerning the participation of the Funds in the Lending Facility and the terms and other conditions of any extensions of credit under the Lending Facility and (ii) reporting on the operations of the Lending Facility.
4.Representations and Warranties.
Each Borrower represents and warrants to each Lender and each Lender represents and warrants to each Borrower that:
(a)it is a series of the applicable Corporation that is duly organized and validly existing under the laws of its jurisdiction of organization;
(b)the applicable Corporation is registered as an open-end management investment company under the 1940 Act;

(c)the execution, delivery and performance by the applicable Corporation of this Agreement
(i)are within its power,
(ii)have been duly authorized by all necessary action, and
(iii)will not
(A)contribute to or result in a breach of or default under or conflict with any existing law, order, regulation or ruling of any governmental or regulatory agency or authority, any order, writ, injunction or ruling of any court or other tribunal, or any indenture, lease agreement, instrument or other undertaking to which the Fund is a party or by which it is or its property or assets may be bound or affected, or
(B)result in the imposition of any liens or encumbrances on any property or assets of the Fund (except as contemplated hereby), or
(C)require any additional approval or consent of, or filing with, shareholders of such Fund or any governmental or regulatory agency or authority bearing on the validity of any borrowing pursuant to this Agreement, or
(D)violate any provision of the Fund’s Articles of Incorporation or any amendment thereof, any of its investment policies and limitations, or any provision of its most recent Prospectus or Statement of Additional Information;
(d)this Agreement is a legally valid and binding obligation of the applicable Fund, enforceable against the Fund in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting the rights of creditors generally; and
(e)it is not in material violation of any material term of its most recent Prospectus or Statement of Additional Information, or of its organizational documents, or of any investment, borrowing or other similar type of policy or restriction to which it is subject, or of any material term of any material agreement or instrument to which it is a party, or, to the best of its knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to it.
5.Covenants
5.1    Covenants in Effect Until Termination of Agreement. Until all of the obligations have been performed in full and its participation in the Lending Facility has been terminated as provided herein, each Borrower covenants that it will:
(a)maintain its legal existence and business; provided, however, that nothing contained in this Section 5.1(a) shall prohibit the merger or consolidation of any Borrower with or into another person upon written notice thereof to the Lenders under any Loans then outstanding, subject to the requirement that the surviving entity (if not previously a Borrower) be admitted as such in accordance with this Agreement, and subject to the further requirement that the surviving entity assumes all of the obligations of such Borrower under this Agreement, including, without limitation, the obligations of such Borrower with respect to any Loans outstanding to such Borrower at the time of such merger or consolidation;
(b)at any time and from time to time, at its own expense, promptly execute and deliver or file all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may request, in order to perfect, protect, validate or preserve any security interest granted or pledged to the Lender pursuant to Section 3.11 hereof or to enable the Lender to exercise and enforce its rights and remedies thereunder with respect thereto;

(c)file all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due;
(d)comply in all material respects with all of its investment policies and restrictions and all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties; provided that such Borrower shall not be required by reason of this section to comply therewith at any time while such Borrower shall be contesting its obligations to do so in good faith by appropriate proceedings promptly initiated and diligently conducted;
(e)promptly notify the Lender of any material change in its agreements with governmental authorities or regulators or its investment policies or restrictions or of any Credit Arrangements or modifications thereof; and
(f)upon request from the Lender from time to time, furnish to the Lender at reasonable times and intervals any information with respect to its financial standing and history or its property or business or prospects.
5.2    Covenants in Effect While Loans Are Outstanding.
The Borrower covenants that, so long as any principal of or interest on any Loan made to it is outstanding, it will:
(a)not, as long as any Unsecured Loan is outstanding hereunder, create or permit to exist any encumbrance in favor of any person or entity other than the Lender upon any of the assets of the Borrower other than (a) encumbrances created in connection with portfolio investments of the Borrower and (b) to secure the Borrower’s obligations under any Credit Arrangement by any assets not then pledged as collateral hereunder, in each case to the extent permitted by the provisions of its Prospectus and Statement of Additional Information;
(b)not take out any Loan that
(i)immediately after such Loan would cause the total of such loans to exceed 33 1/3% of the Borrower’s total assets, or
(ii)would cause such Borrower’s total loans to exceed 10% of such Borrower’s total assets unless any Loan hereunder is secured in accordance with Section 3.11 hereof;
(c)not, as long as any Loan made with respect to the Borrower is outstanding, allow the total amount of such Borrower’s Loans, as measured on the day when the most recent Loan was made, to exceed the greater of 125% of such Borrower’s total net cash redemptions for the preceding seven (7) calendar days or 102% of Sales Fails for the preceding seven (7) calendar days;
(d)notify the Lender if it draws on its Credit Arrangements, borrows from other Lenders under the Agreement, or borrows from other parties; and
(e)notify the Lender promptly of
(i)any material changes in its method of business, Prospectus, Statement of Additional Information, and
(ii)the occurrence of any event which would make any of the representations and warranties contained herein, or in any document, instrument or certificate delivered in connection herewith, untrue or inaccurate in any material respect.

The Lender covenants that:
(a)its Loans to a single Borrower will not exceed 5% of the Lender’s net assets; and
(b)its aggregate Loans to all Borrowers constitute 15% or less of the Lender’s net assets at the time of any Loan.
6.Documents to be Delivered Prior to Initial Loan. The Borrower shall deliver to the Lender prior to the first Loan between the parties any documents as the Lender shall have requested in order to comply with applicable rules and regulations promulgated by governmental and regulatory authorities.
7.Default
7.1    Events of Default. The occurrence of any one or more of the following events (“Events of Default”) shall constitute an immediate Event of Default with respect to the Borrower:
(a)The Borrower shall fail to pay principal of, or interest on, any Loan as and when due, or the Borrower shall fail to perform any of its other Obligations; or
(b)There shall be a default by the Borrower under any Credit Arrangement, whether such Credit Arrangement now exists or shall hereafter be created, which default extends beyond any period of grace provided with respect thereto and which default relates to
(i)the obligations to pay the principal of or interest on any such indebtedness under the Credit Arrangement, or
(ii)an obligation other than the obligation to pay the principal of or interest on any such indebtedness and the effect of such default is to cause, or to permit the lender under the Credit Arrangement to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or
(c)Any representation or warranty made by the Borrower in Section 4 of this Agreement, or in connection with any Loan made to or pledge of pledged collateral made by the Borrower, shall prove to have been incorrect in any material respect when made; or
(d)The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any governmental or public authority shall take over possession or control of a substantial part of the Borrower’s business; or any of the Borrower’s property shall become subject to attachment or other involuntary lien or levy; or any action or proceeding shall be commenced by the Borrower seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or debtors, seeking the entry of an order for relief of the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property, or any such proceeding is commenced against it which results in the entry of an order for such relief or such proceeding is not dismissed or stayed for a period of sixty (60) days following such commencement; or
(e)An event of default occurs under any agreement evidencing an outstanding bank loan to the Borrower; provided that, in such circumstance, that event of default will automatically (without need for action or notice by the Lender) constitute an immediate event of default entitling the Lender to call the Loan (and exercise all rights with respect to any collateral) and that such a call will be deemed made if the lending bank exercises its right to call its loan under its agreement with the Borrower.

7.2    Remedies
7.2.1    Arbitration. In the event an Event of Default under Section 7.1(a) has occurred and not been cured within two Business Days from the Loan’s maturity or from the time the Lender makes a demand for payment (and none of the Events of Default specified in Section 7.1(d) has occurred), the Lender and the Borrower agree that such matter shall be submitted for binding arbitration to an independent arbitrator selected by the Board of Directors of the Lender and Borrower. If the dispute involves a Lender and Borrower with different Boards of Directors, the respective Boards of Directors of the Lender and Borrower will select an independent arbitrator that is satisfactory to each party. Such independent arbitrator’s decision shall be binding and conclusive between the Lender and the Borrower. Such Arbitrator shall submit at least annually a written report of any dispute to the Boards of Directors of the Funds describing the nature of any dispute and the actions taken by the Lender and Borrower to resolve the dispute.
7.2.2    Other Rights and Remedies. If an Event of Default has occurred and has not been resolved pursuant to Section 7.2.1, or any other Event of Default has occurred, then the Lender shall be entitled to exercise any and all rights and remedies available to it at law or in equity, including without limitation any rights and remedies that may be available to it under the Security Agreement referred to in Section 3.11 to the Agreement and, with respect to an Event of Default specified in Section 7.1(e), any rights and remedies available to it under Section 7.1(e), and the Borrower shall pay to the Lender all reasonable expenses and disbursements incurred by the Lender in connection with the enforcement of its rights and remedies under this Agreement including the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto.
7.2.3    Multiple Lenders. If an Event of Default occurs with regards to a Borrower with multiple Lenders, the Borrower will not make or permit any payment or prepayment of any Loans owing by Borrower unless Borrower concurrently makes a pro-rata payment or prepayment of all loans owing by Borrower.
8.Notice. Except as otherwise expressly provided herein, all notices hereunder to any party shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid or sent by fax, addressed to such party to the attention of the person specified in the following sentence at the address set forth for such party below, or to such other person or address as such party may designate to the other party hereto by notice delivered in accordance with this Section 8. All notices to the Borrower shall be addressed to the Treasurer of the Borrower and all notices from the Borrower to the Lender shall be addressed to the Treasurer of the Lender. Written notice to the Credit Facility Team shall be sent to the following address: Principal Global Investors, LLC, 650 8th Street, Des Moines, Iowa 50392. The address for all Funds listed in this Agreement is: 650 8th Street, Des Moines, Iowa 50392.
9.Amendments. Neither this Agreement nor any provision hereof may be amended in any respect except by a statement in writing executed by the parties hereto.
10.Assignment. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that the Borrower shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

11.Survival of Covenants, Representations and Warranties. All covenants, agreements, representations and warranties made herein or in any documents or other papers delivered by or on behalf of the Borrowers, or any of them, pursuant hereto shall be deemed to have been relied upon by the Lenders, regardless of any investigation made by or on behalf of the Lenders and shall survive the execution and delivery of this Agreement and the making by the Lenders of the Loans as herein contemplated and shall continue in full force and effect so long as any Loan, Obligation or any other amount due under this Agreement remains outstanding and unpaid or unsatisfied.
12.Section Headings. The descriptive section headings in this Agreement have been inserted for convenience of reference only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.
13.Counterparts. This Agreement and the documents contemplated hereby may be executed simultaneously in any number of counterparts each of which when so executed and delivered shall be an original, but all of which shall together constitute but one and the same document.
14.Severability. If any of the provisions of this Agreement or any instrument delivered hereunder or the application thereof to any party hereto or to any person or circumstances is held invalid, the remainder of this Agreement or such instrument and the application thereof to any party hereto or to any other person or circumstances shall not be affected thereby.
15.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Iowa, without giving effect to principles of conflicts of law.
16.Entire Agreement. This Agreement and the other documents contemplated hereby and executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby.
17.Limitation of Liability of the Board of Directors. A copy of the Articles of Incorporation of each Fund is on file with the Maryland Department of Assessments & Taxation, and notice is hereby given that this instrument is executed on behalf of the Board of Directors of each Fund as Directors of such Fund and not individually and that the obligations of or arising out of this instrument are not binding upon any of the directors, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund.
18.Electronic Signatures. Each party agrees that electronic signatures of the parties, if any, included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
Remainder of Page Intentionally Blank; Signature Page Follows

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as an instrument under seal by its duly authorized officer as of the date first written above.

PRINCIPAL FUNDS, INC. ON BEHALF OF EACH OF ITS FUNDS LISTED IN SCHEDULES A AND B

By:	/s/ Adam U. Shaikh
Adam U. Shaikh
Vice President, Assistant General Counsel, and
Assistant Secretary

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC. ON BEHALF OF EACH OF ITS FUNDS LISTED IN SCHEDULES A AND B

By:	/s/ Adam U. Shaikh
Adam U. Shaikh
Vice President, Assistant General Counsel, and
Assistant Secretary

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ Adam U. Shaikh
Adam U. Shaikh
Associate General Counsel

By:	/s/ John L. Sullivan
John L. Sullivan
Assistant General Counsel

SCHEDULE A
BORROWING FUNDS
Except as otherwise indicated below, for each Fund, the Agreement was effective as of the Effective Date.

PFI:
Blue Chip Fund	International Equity Fund
Bond Market Index Fund	International Equity Index Fund
Capital Securities Fund	International Small Company Fund
Core Fixed Income Fund	LargeCap Growth Fund I
Core Plus Bond Fund	LargeCap S&P 500 Index Fund
Diversified Income Fund	LargeCap Value Fund III
Diversified International Fund	MidCap Fund
Diversified Real Asset Fund	MidCap S&P 400 Index Fund
Equity Income Fund	MidCap Value Fund I
Finisterre Emerging Markets Total Return Bond Fund	Overseas Fund
Global Emerging Markets Fund	Principal Capital Appreciation Fund
Global Macro Fund	Real Estate Securities Fund
Global Multi-Strategy Fund	Short-Term Income Fund
Global Real Estate Securities Fund	Small-MidCap Dividend Income Fund
Global Listed Infrastructure Fund	SmallCap Fund
Government & High Quality Bond Fund	SmallCap Growth Fund I
High Yield Fund	SmallCap Value Fund II
Inflation Protection Fund	SmallCap S&P 600 Index Fund
International Bond Fund	Spectrum Preferred and Capital Securities Income Fund

PVC:
Blue Chip Account	LargeCap S&P 500 Managed Volatility Index Account
Bond Market Index Account	MidCap Account
Core Plus Bond Account	Principal Capital Appreciation Account
Diversified Balanced Adaptive Allocation Account	Real Estate Securities Account
Diversified Growth Adaptive Allocation Account	Short-Term Income Account
Diversified International Account	SmallCap Account
Equity Income Account	U.S. LargeCap S&P 500 Index Buffer July Account
Global Emerging Markets Account	U.S. LargeCap S&P 500 Index Buffer October Account
Government & High Quality Bond Account	U.S. LargeCap S&P 500 Index Buffer January Account
LargeCap Growth Account I	U.S. LargeCap S&P 500 Index Buffer April Account
LargeCap S&P 500 Index Account

SCHEDULE B
LENDING FUNDS
Except as otherwise indicated below, for each Fund, the Agreement was effective as of the Effective Date.

PFI:
Blue Chip Fund	International Equity Index Fund
Bond Market Index Fund	International Small Company Fund
Capital Securities Fund	LargeCap Growth Fund I
Core Fixed Income Fund	LargeCap S&P 500 Index Fund
Core Plus Bond Fund	LargeCap Value Fund III
Diversified Income Fund	MidCap Fund
Diversified International Fund	MidCap S&P 400 Index Fund
Diversified Real Asset Fund	MidCap Value Fund I
Equity Income Fund	Overseas Fund
Finisterre Emerging Markets Total Return Bond Fund	Principal Capital Appreciation Fund
Global Emerging Markets Fund	Real Estate Securities Fund
Global Multi-Strategy Fund	Short-Term Income Fund
Global Real Estate Securities Fund	Small-MidCap Dividend Income Fund
Global Listed Infrastructure Fund	SmallCap Fund
Government & High Quality Bond Fund	SmallCap Growth Fund I
High Yield Fund	SmallCap Value Fund II
Inflation Protection Fund	SmallCap S&P 600 Index Fund
International Bond Fund	Spectrum Preferred and Capital Securities Income Fund
International Equity Fund

PVC:
Blue Chip Account	LargeCap Growth Account I
Bond Market Index Account	LargeCap S&P 500 Index Account
Core Plus Bond Account	LargeCap S&P 500 Managed Volatility Index Account
Diversified Balanced Adaptive Allocation Account	MidCap Account
Diversified Growth Adaptive Allocation Account	Principal Capital Appreciation Account
Diversified International Account	Real Estate Securities Account
Equity Income Account	Short-Term Income Account
Global Emerging Markets Account	SmallCap Account
Government & High Quality Bond Account

SCHEDULE C
COLLATERAL SECURITY AGREEMENT
This Collateral Security Agreement (this “Collateral Agreement”) is made this _________ day of _______, 2012, by and among each investment company listed on the signature pages hereto (each, a “Fund” and collectively, the “Funds”), on behalf of each Borrower and Lender (as such terms are defined in the Agreement (defined below)).
WHEREAS, each Fund, on behalf of each Borrower and Lender, have entered into a Interfund Lending Agreement dated as of __________by and among each Fund and Principal Global Investors, LLC (the “Agreement”) in accordance with the terms of (i) the exemptive order from the U.S. Securities and Exchange Commission dated October 25, 2011 exempting such Borrowers and Lenders and Principal Global Investors, LLC from certain provisions of the Investment Company Act of 1940, as amended; and (ii) the Interfund Lending Procedures, as in effect from time to time, for Loans by and among the Funds;
NOW, THEREFORE, each Borrower, in consideration of Loans heretofore, now or from time to time hereafter made, given or extended to the Borrower by a Lender, hereby agrees with the Lenders as follows:
1.Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.
2.Effective upon the transfer of collateral, pursuant to Section 3.11 of the Agreement, or as provided herein, to an account owned or controlled by a Lender, as security for the payment of any and all loans heretofore, now or from time to time hereafter made, given or extended to a Borrower by the Lender under and pursuant to the Agreement (which loans shall hereinafter be referred to collectively as the “Secured Liabilities” and each individually as a “Secured Liability”), the Lender shall have, and the Borrower hereby grants to the Lender, a security interest in (i) any and all securities and other instruments owned by the Borrower which have been or at any time shall be delivered to the Lender or its custodian by or on behalf of the Borrower or have or at any time shall otherwise come into the possession, custody or control of the Lender or its custodian, including securities and other instruments held in depository trust companies and other institutions and clearing agencies in segregated accounts in the name of the Lender; (ii) all right, title, interest and power (including the power of hypothecation and disposition) of the Borrower in, or in respect of any and all securities and other instruments owned by the Borrower which have or at any time shall come into the possession, custody or control of the Lender or its custodian in any way for any purpose whatsoever, whether or not the Lender shall have accepted said property for the purpose or purposes for which said property was delivered to or otherwise caused to come into the possession, custody or control of the Lender or its custodian; and (iii) all proceeds of any of the foregoing. All property shall be deemed to be in the possession, custody or control of the Lender as soon as it is transferred to the Lender or its custodian or if the Lender and the Borrower enter into a control agreement satisfactory to the Lender with the Borrower’s custodian. If the Lender shall at any time deem itself insecure in respect of any Secured Liability, the Borrower will deliver to the Lender or its custodian upon demand additional collateral owned by the Borrower satisfactory to the Lender. The term “collateral” as hereinafter used shall mean and include the securities and other instruments, together with proceeds of the securities and other instruments, and any and all property, rights, titles, powers, sums, receivables or claims which by virtue of the provisions of this Collateral Agreement are or shall be at the time in question subject to a security interest in favor of the Lender.
3.Upon the occurrence and during the continuance of an Event of Default (as defined in the Agreement), or any time or times thereafter, (i) the Lender may exercise any and all rights and remedies (a) granted to the Lender by the Uniform Commercial Code as in effect in the State of Maryland or otherwise allowed at law, and/or (b) otherwise provided by this Collateral Agreement or the Agreement, and (ii) any and all Secured Liabilities of the Borrower shall, at the option of the Lender, become due and payable without notice or demand, notwithstanding any credit or time allowed to the Borrower by any instrument or other document evidencing the same or otherwise.

4.Upon the occurrence and during the continuance of an Event of Default, the Lender shall have full power and authority to sell any or all of the collateral of the Borrower. Except as required by law, such sale or other disposition may be made without advertisement or any notice to the Borrower or to any other person. Where reasonable notification of the time or place of such sale or other disposition is so required, such requirement shall be met if such notice is given in the manner prescribed in Paragraph 10 hereof at least five days before the time of such sale or other disposition to each person entitled to such notice, addressed, if to the Borrower, in the manner specified in said Paragraph 10, or, if to any person, to such person at such person’s last address known to the Lender. After deducting all costs and expenses of collection, storage, custody, sale or other disposition and delivery (including legal costs and reasonable attorneys’ fees) and all other charges against the collateral, the residue of the proceeds of any such sale or other disposition shall be applied to the payment of any and all of the Secured Liabilities, due or to become due, in such order of preference as the Lender may determine, proper allowance for interest on liabilities not then due being made, and, unless otherwise provided by law, any surplus shall be returned to the Borrower.
5.The Borrower will pay when due all taxes, assessments, liens, premiums or other charges against the collateral and, if the Borrower and the Lender agree it is appropriate, the Borrower will fully insure the same in favor and to the satisfaction of the Lender against loss by any risk to which the collateral or any part thereof may be subject and will on demand deposit with the Lender the policies covering any such insurance. Although under no obligation to do so, the Lender may at any time and from time to time pay any taxes, assessments, liens, premiums or other charges against the collateral, and may insure the same or otherwise protect the value thereof and the property represented thereby, and in such event all expenditures so incurred shall be chargeable to the Borrower and secured by the collateral of the Borrower. The Lender shall be under no obligation to take any steps necessary to preserve rights in any collateral against prior parties but may do so at its option. Upon the occurrence and during the continuance of an Event of Default, the Lender may at any time and from time to time transfer into its own name or that of its nominee any securities constituting part of the collateral of the Borrower and receive the income thereon and hold the same as additional collateral or apply it to the payment of any or all of the Secured Liabilities and may at any time notify the obligor(s) on any collateral to make payment of the Lender of any amounts due or to become due thereon.
6.Upon the occurrence and during the continuance of an Event of Default, the Lender may, at any time and from time to time, transfer or assign the whole or any part of any Secured Liability and may transfer therewith, or assign to and set apart for the account of the transferee or assignee thereof, in either event as security therefor, the whole or any part of the collateral of the Borrower. If the Lender does so transfer or assign and set apart the whole or any part of the collateral, the transferee or assignee thereof, without notice to the Borrower, shall thereupon become vested with, and may thereafter exercise, every right and power hereby given to the Lender in respect thereof, and the Lender shall thereafter be forever relieved and fully discharged from any liability or responsibility in respect thereof, except that the Lender shall continue to use reasonable care in the custody and preservation of any collateral so assigned and set apart while such collateral remains in the possession of the Lender. Such transferee or assignee shall have no right or power in respect of any part of the collateral not so transferred or assigned and set apart, in respect whereof the Lender shall retain all rights and powers hereby given in respect thereof.
7.Except as provided in Paragraphs 4, 5 and 6 hereof, the Lender shall at no time transfer or assign the whole or any part of any Secured Liability or assign, transfer or set aside the whole or any part of the collateral held in security therefor except to an assignee of the Loans secured thereby.

8.Upon the request of the Borrower following the payment in full of all loans and Secured Liabilities and termination of the Agreement, the Lender shall (i) return or cause to be returned to the Borrower all collateral which shall remain in the possession, custody or control of the Lender or its custodian at such time, and (ii) shall deliver to the Borrower such instruments, UCC termination statements and other documents, and provide for delivery of such instructions to the custodian, in each case as the Borrower may reasonably request for the purpose of releasing (in fact and as a matter of record) the security interest created by this Collateral Agreement.
9.Except as is otherwise expressly provided herein or by law, the Borrower waives all demands and notices in connection with this Collateral Agreement or the enforcement of the Lender’s rights hereunder and also waives presentment, demand, notice, protest and all other demands and notices in connection with any Secured Liability or the enforcement of the Lender’s rights with respect thereto and hereby consents that the time of payment of any Secured Liability may be extended from time to time and that no such extension or other indulgence granted to any other party primarily or secondarily liable on any Secured Liability, no discharge or release of any such party and no substitution, release or surrender of collateral of the Borrower shall discharge or otherwise affect the liability of the Borrower on or in respect of any Secured Liability. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right on any one occasion and shall not be construed as a bar to or waiver of any such right on any future occasion.
10.Any demand upon or notice to the Borrower permitted or required hereunder shall be sufficient if, and effective when, deposited in the mails, postage prepaid, addressed to the Borrower at _______________ or at such other address of the Borrower appearing on the first page of this Collateral Agreement or at such other address as the Borrower may furnish to the Lender as the address to which such demands, notices or other communications addressed to the Borrower shall be mailed or forwarded.
11.This Collateral Agreement may be terminated by the Borrower giving written notice of such termination to the Lender, provided, however, that such termination shall not be effective unless and until all loans and Secured Liabilities (including those contingent or not yet due) existing as of the time of receipt of such notice by the Lender have been paid in full.
12.The Borrower will pay on demand all costs and expenses (including legal costs and reasonable attorneys’ fees) incurred or paid by the Lender in collecting any loan or Secured Liability upon any default in respect thereof, and all costs and expenses so incurred shall be secured by the collateral.
13.This Collateral Agreement shall inure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Borrower, its successors and assigns.
14.This Collateral Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa.
15.A copy of the Articles of Incorporation each Fund is on file with the Maryland Department of Assessments & Taxation, and notice is hereby given that this instrument is executed on behalf of the Board of Directors of each Fund as Directors of such Fund and not individually and that the obligations of or arising out of this instrument are not binding upon any of the directors, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund.
16.Each party agrees that electronic signatures of the parties, if any, included in this Collateral Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
Remainder of Page Intentionally Blank; Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Collateral Agreement as of the day and year first written above.

By:

By:

ALL FUNDS LISTED ON SCHEDULE A OR SCHEDULE B TO THE AGREEMENT, AS SUCH SCHEDULES ARE AMENDED FROM TIME TO TIME